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Exhibit 3.3

CERTIFICATE OF DETERMINATION OF
PREFERENCES OF SERIES A PREFERRED STOCK OF
SIGMA DESIGNS, INC.

        The undersigned, Thinh Q. Tran and Kit Tsui, hereby certify that:

        1.     They are the duly elected President and Secretary, respectively, of Sigma Designs, Inc., a California corporation the "Corporation").

        2.     The Corporation hereby designates Fifty Thousand (50,000) shares of Series A Preferred Stock.

        3.     None of the shares of the Series A Preferred Stock have been issued.

        4.     Pursuant to authority given by the Corporation's Second Restated Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

        WHEREAS, the Second Restated Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Shares, issuable from time to time in one or more series; and

        WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Second Restated Articles of Incorporation to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Shares, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

        WHEREAS, the Corporation has not issued any shares of Preferred Stock and the Board of Directors of this Corporation desires to determine the rights, preferences, privileges, and restrictions relating to this initial series of Preferred Stock, and the number of shares constituting said Series and the designation of said series;

  NOW, THEREFORE, BE IT

  RESOLVED:    That the President and the Secretary of this Corporation are each authorized to execute, verify and file a certificate of determination of preferences with respect to the Series A Preferred Stock in accordance with the laws of the State of California.

  RESOLVED FURTHER:    That the Board of Directors hereby determines the rights, preferences, privileges and restrictions relating to said initial Series of Preferred Stock shall be as set forth below:

        "A.   Fifty thousand of the authorized shares of Preferred Stock of the Corporation, none of which have been issued or are outstanding, are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

        B.    The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

        1.    Dividend Rights.    The holders of Series A Preferred Stock shall be entitled to receive quarterly in arrears, but only out of funds that are legally available therefor, dividends in cash or common stock of the Corporation, at the option of the Corporation, at the rate of three percent (3%) of the "Original Issue Price" of the Series A Preferred Stock per annum, accruing daily on the basis of a 360-day year commencing with the issuance of such Series A Preferred Stock, on each outstanding share of Series A Preferred Stock. The Original Issue Price of the Series A Preferred Stock (as adjusted for any combination, consolidation, shares distributions or shares dividends with respect to such shares) shall be equal to $100.00 per share.

        2.    Voting Rights.    Except as otherwise provided by law, the holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

        3.    Liquidation, Dissolution or Winding Up.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof; an amount equal to the Original Issue Price, plus an amount equal to accrued and unpaid dividends on such Series A Preferred Stock to the date of such payment (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the holders of the Series A Preferred Stock the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by each such holder. After payment has been made to the holders of the Series A Preferred Stock of the Liquidation Preference, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation.

        4.    Consolidation, Merger, Exchange, Etc.    In case the corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be either, at the option of the Corporation, (a) similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred stock with (to the extent possible) the same relative rights and preferences as the Series A Preferred Stock or (b) converted into the shares of stock and other securities, money and/or any other property receivable upon or deemed to be held by holders of Common Stock immediately following such consolidation, merger, combination, statutory share exchange or other transaction, and the holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, money and/or any other property as the shares of the Common Stock of the Corporation into which such shares of Series A Preferred Stock could have been converted immediately prior to such consolidation, merger, combination, statutory share exchange or other transaction would have been entitled.

        5.    Conversion.

                (a)   At the option of the holder of the Series A Preferred Stock, up to twenty-five percent (25%) of the Series A Preferred Stock held by such holder may be converted, on or after 120 days from the closing of the purchase thereof, into fully paid and nonassessable shares of the Corporation's Common Stock or, if the Conversion Price (as defined below) is below $10.00 and the Corporation so chooses, the Cash Equivalent (as defined below) at the Conversion Price. The number of shares of Common Stock each share of Series A Preferred Stock shall be convertible into shall be calculated by dividing the Original Issue Price of the Series A Preferred Stock to be converted by the conversion price, which shall be calculated at ten percent (10%) less than (the "Discount") the low reported trading price of the Corporation's Common Stock, as reported by Bloomberg, L.P., over the five-day trading period ending on the day prior to conversion (the "Conversion Price"); provided, however, that the Conversion Price shall not exceed $10.00 in any case. Thereafter, an additional twenty-five percent (25%) of the Series A Preferred Stock held by such holder shall be convertible on or after the first day of each calendar month thereafter on a cumulative basis. In the event the Corporation chooses to issue cash in lieu of Common Stock upon conversion of the Series A Preferred Stock, such cash amount (the "Cash Equivalent") shall be calculated by multiplying (1) the quotient obtained by dividing (a) the dollar amount of the Series A Preferred Stock that the holder of Series A Preferred Stock has elected to convert by (b) the product of .9 and the lowest infra day trading price of the Common Stock on the day of conversion; and (ii) the closing bid price of the Common Stock on the day of conversion. Such cash payment shall be delivered within five (5) days of conversion. The holder of Series A Preferred Stock shall indicate upon its notice of conversion its preferred method of conversion, and the Company shall provide the holder of Series A Preferred Stock with notice of its choice of the means of conversion, Common Stock or the Cash Equivalent, within twenty four (24) hours after receipt of the notice of conversion. Failure by the Company to provide such notice will entitle the holder of Series A Preferred Stock to its choice of the method of conversion. Should the Company elect to remit the Cash Equivalent rather than Common Stock, such cash payment shall be delivered within five (5) days of conversion, or the holder of Series A Preferred Stock may elect to revoke his conversion or receive a conversion in stock. In the event the Conversion Price equals or exceeds $10.00, the Corporation shall effect a conversion only in stock.

                (b)   Any Series A Preferred Stock that is outstanding on the second anniversary of the initial issuance of the Series A Preferred Stock will be automatically converted into abates of the Corporation's Common Stock as provided above.

                (c)   Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock except to the extent such conversion is limited by Section 5(d). To the extent that at any time there are fewer shares of Common Stock available than are required to effect such conversion, the Common Stock will be allocated on a pro rata basis among holders of Series A Preferred Stock derived from the proportion of Series A Preferred Stock each holder of Series A Preferred Stock holds upon the closing of the transaction. If at any time the number of authorized but unissued shares. of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose except as limited by Section 5(d).

                (d)   Notwithstanding Section 5(a), 5(b) and 5(c), the Series A Preferred Stock issued herewith shall not be entitled to conversion into Common Stock that would cause the Corporation to issue greater than 2,220,000 shares of Common Stock. Any such conversion requests with respect to such Series A Preferred Stock that would, in the aggregate with all other Series A Preferred Stock previously converted, cause the Company to issue more than 2,220,000 shares of Common Stock shall be.converted by the Corporation into cash at a rate of one hundred and ten percent (110%) of the Original Issue Price of such unconverted Series A Preferred Stock. Such cash payment shall be delivered within five (5) days of conversion.

                (e)   Mechanisms for Effecting Conversions.    The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"), provided, however, that the holder shall not convert more than an aggregate of 25% of the shares of Series A Preferred Stock originally issued to it in any one month period. Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted, the preferred means of conversion of the holder of Series A Preferred Stock, and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 10. If the holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall convert up to the number of shares of Series A Preferred Stock which can be so converted and shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

        6.    Fractional Shares.    In lieu of any fractional shares to which the holder of the Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of one share of the Corporation's Common Stock on the trading day prior to conversion, if such price is available. If such price is not available, this Corporation shall pay cash for fractional shares equal to such fraction multiplied by the fair market value of one share of Series A Preferred Stock as determined by the Board of Directors of this Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

        7.    Minimal Adjustments.    No adjustment in the Original Issue Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

        8.    Adjustment of Conversion for Dividend and Distributions.

                (a)   In the event the Corporation shall at any time after issuance of the Series A Preferred Stuck declare or pay any dividend or other distribution on Common Stock, payable in Common Stock or other securities or rights convertible into, or exchangeable for, Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each such case the number of Common Stork issuable upon the conversion of the Series A Preferred Stock shall be adjusted (the "Adjustment") by multiplying the number of Common Stock to which the holder was entitled before such event by a multiplier X/Y determined as follows:

X	=	The number of Common Stock outstanding immediately after such event.
Y	=	The number of Common Stock that were outstanding immediately prior to such event.

                (b)   In the event the Corporation shall at any time after issuance of the Series A Preferred Stock, distribute to holders of its Common Stock, other than as part of a dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness, or other securities or any of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), then, in any such case, the Preferred Stock holder shall be entitled to receive, upon conversion of the Series A Preferred Stock, with respect to each share of Common Stock isolable upon such conversion, the amount of cash or evidence of indebtedness or other securities or assets which such Series A Preferred Stock holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had the Series A Preferred Stock holder converted to Common Stock immediately prior to the record date or other date determining the shareholders entitled to participate in such distribution (the "Determination Date") or, in lieu thereof, if the Board of Directors of the Corporation should so determine at the time of such distribution, a reduced Conversion Price determined by multiplying the Conversion Price on the Determination Date by a fraction, the numerator of which is the result of such Conversion Price reduced by the value of such distribution applicable to one share of Common Shares (such value to be determined in good faith by the Corporation's Board of Directors) and the denominator of which is such Conversion Price.

                (c)   In the event an Adjustment is made by the Corporation, the Corporation shall notify each holder of Series A Preferred Stock as soon as is commercially practicable and, if deemed necessary, shall explain briefly to each holder the Adjustment procedure and the reason for the Adjustment.

        9.    Vote to Change the Terms of Series A Preferred Shares.    The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Stock shall be required to either (i) amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (ii) for a period of one year after the date this certificate is filed with the California Secretary of State, authorize or issue a class of equity securities or convertible debt ranking senior in liquidation preference, dividends, or distribution of assess to the Series A Preferred Stock.

        10.    Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or upon delivery by courier service or upon delivery after deposit with the United States mail, by registered or certified mail, postage prepaid, or upon receipt by the party of a facsimile copy, addressed (a) if to a holder of Series A Preferred Stock, at such address of such holder of Series A Preferred Stock set forth in Exhibit A, or at such other address as such holder of Series A Preferred Stock shall have furnished to Sigma Deigns, Inc. in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished Sigma Designs, Inc. in writing, or, until any such holder so furnishes an address to Sigma Designs, Inc. then to and at the address of the last holder of such Shares who has so furnished an address to Sigma Designs, Inc. or (c) if to Sigma Designs, Inc. one copy should be sent to Sigma Designs, Inc., 46501 Landing Parkway, Fremont, California 94538 and addressed to the attention of the Corporate Secretary, or at such other address as Sigma Designs, Inc. shall have furnished to the holders of Series A Preferred Stock."

Exhibit A

SIGMA DESIGNS, INC.
CONVERSION NOTICE
AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder
in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, no par value (the "Common Stock"), of Sigma Designs, Inc. (the "Corporation") according to the conditions hereof, or, if applicable, its preference for the Cash Equivalent, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion
Holder to indicate one Conversion Preference:
☐ Shares
☐ Cash Equivalent
Number of Shares of Preferred Stock to be Converted
Applicable Conversion Price
Signature
Name:
Address:

The Company undertakes within twenty-four (24) hours of its receipt, whether by facsimile or other means provided for in Section 10 of the Certificate of Determination, of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), to notify the converting holder of its choice, where applicable, of the means of conversion.

        IN WITNESS WHEREOF, the undersigned each declares under penalty of perjury that the matters set out in the foregoing certificate are true of his own knowledge, and the undersigned have executed this certificate at Fremont, California as of the 13th day of June, 1997.

/s/ THINH Q. TRAN Thinh Q. Tran President
/s/ KIT TSUI Kit Tsui Secretary

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  Exhibit 3.3
CERTIFICATE OF DETERMINATION OF PREFERENCES OF SERIES A PREFERRED STOCK OF SIGMA DESIGNS, INC.
Exhibit A SIGMA DESIGNS, INC. CONVERSION NOTICE AT THE ELECTION OF HOLDER